Exhibit 5.1

Stradling Yocca Carlson & Rauth,

a Professional Corporation

Attorneys at Law

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

July 8, 2009

Clarient, Inc.

31 Columbia

Aliso Viejo, California  92656

Re:                             Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the form of Registration Statement on Form S-8 (the “Registration Statement”) being filed by Clarient, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 1,000,000 shares of the Company’s common stock, $0.01 par value (the “Shares”), reserved for issuance pursuant to the Company’s 2007 Incentive Award Plan (the “Plan”).

We have examined the proceedings heretofore taken and are familiar with the proceedings proposed to be taken by the Company in connection with the sale and issuance of the Shares under the Plan.

Based on the foregoing, it is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany each grant under the Plan, the Shares issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any amendments thereto.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH

/s/ Stradling Yocca Carlson & Rauth